Exhibit 99.1

Hepion Pharmaceuticals Announces Restructuring Plan to Enhance Shareholder Value and Management Changes

Restructuring program purpose is to preserve capital and optimize clinical development program

Management plans to continue to evaluate its Phase 2b ASCEND-NASH clinical trial taking in account current market environment

Cash runway extended into Q2 2025

EDISON, N.J., December 7, 2023 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on Artificial Intelligence (“AI”)-driven therapeutic drug development for the treatment of non-alcoholic steatohepatitis (“NASH”), fibrotic diseases, hepatocellular carcinoma (“HCC”), and other chronic diseases, today announced that its Board of Directors has approved a strategic restructuring plan with the objective of preserving capital by initially reducing operating costs by approximately 60% going forward. As a result, Hepion will incur a one-time restructuring charge of approximately $400 – $800 thousand that will be recorded in the fourth quarter of 2023.

Additionally, the Company has initiated a process to explore a range of strategic and financing alternatives focused on maximizing stockholder value within the current financial environment and NASH drug development landscape. Currently 131 patients are being treated in our Phase 2b (“ASCEND-NASH”) clinical trial. We intend on completing the treatment of such patients and will add additional patients once the clinical trial is fully funded or a strategic transaction has been entered into.

Potential strategic alternatives that may be considered by the Company as part of this process include an acquisition, merger, reverse merger, other business combination, sale of assets, licensing, and other strategic transactions. The Company intends to pursue this process, however, there can be no assurance that it will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful. The Company does not expect to provide incremental updates during the evaluation process unless and until the Board of Directors has concluded that disclosure is appropriate or required.

In addition, the Company announced that Dr. Robert Foster, the Company’s CEO, resigned from the Company as CEO and director for personal reasons, effective immediately. John Cavan, the Company’s CFO has been appointed as interim CEO.

“On behalf of the Board, I would like to thank Robert for his many contributions to the Company in working to advance the development of rencofilstat. Robert is leaving for personal reasons, and we wish him all the best,” commented Gary S. Jacob, Ph.D., Chairman of the Hepion Board.

Dr. Foster said “I sincerely enjoyed my tenure with the company over the past years.  We put our hearts and souls into bringing rencofilstat into the ongoing Phase 2b clinical trials in NASH, and I wish the very best for the continued successes of the Company’s development program.”

With the organizational changes announced today and its ongoing cost management efforts, the Company now expects its current cash, cash equivalents and investments will be sufficient to fund its operations into Q2 2025.

About Hepion Pharmaceuticals

The Company's lead drug candidate, rencofilstat, is a potent inhibitor of cyclophilins, which are involved in many disease processes. Rencofilstat has been shown to reduce liver fibrosis and hepatocellular carcinoma tumor burden in experimental disease models and is currently in Phase 2 clinical development for the treatment of NASH. In November 2021, the U.S. Food and Drug Administration (“FDA”) granted Fast Track designation for rencofilstat for the treatment of NASH. That was followed in June 2022 by the FDA’s granting of Orphan Drug designation to rencofilstat for the treatment of HCC.

Hepion has created a proprietary Artificial Intelligence deep machine learning (“AI/ML”) platform designed to better understand disease processes and identify patients that are rencofilstat responders. This AI/ML has the potential to shorten development timelines and increase the observable differences between placebo and treatment groups. In addition, Hepion’s AI/ML can be used to drive its ongoing NASH and HCC clinical development programs and identify other potential therapeutic indications for cyclophilin inhibition with rencofilstat.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Veronica Della Franco

Hepion Pharmaceuticals Investor Relations

732-902-4020

vdellafranco@hepionpharma.com